CNG ANNUAL INCENTIVE PLAN

   WHAT IS THE CNG ANNUAL INCENTIVE PLAN?

   The Annual Incentive Plan (Plan) is a short-term (one-year) variable pay plan that provide cash compensation awards for achieving performance under the Plan. The Plan is an important component of a participants total compensation program. The purpose of the Plan is to:

   * Provide an opportunity to align executives' and key employees' interest and performance with the interests and objectives of the organization, its ratepayers and its shareholders;

   * Motivate and reward plan participants for the attainment of major business and individual performance initiatives; and,

   *    Assist in attracting and retaining key employees.

   ELIGIBILITY

   The Plan covers Officers of the Corporation and ENI and internal directors and managers designated for participation due to the nature of their responsibilities and the potential to significantly impact company performance.

   PLAN DESIGN AND AWARD CRITERIA

   This is a Target Award Plan. Under a Target Award plan, awards are based upon the meeting of pre-determined performance criteria. If the performance criteria (or "targets") are satisfactorily met, the pre-determined Target Award level will be paid.

   PERFORMANCE CRITERIA/MEASURES:

   The Plan is designed to motivate participants to perform as a group in achieving corporate performance measures and to achieve individual performance measures. Each year target performance levels are established for a number of Corporate Objectives. Officers also negotiate Individual Planned Achievements which are important to company success. Performance measures which have been used are:
                                                 INDIVIDUAL
                   CORPORATE                      PLANNED
             OBJECTIVES (1994)                   ACHIEVEMENT
             -------------------------------   ----------------------------

             Gross Margin                      Department operating costs
             Controllable Expenses             Payroll and Staffing
             Operating Effectiveness:          Operating Efficiencies
             -Customer Telephone Wait          Individual Initiatives
             -Appointment Scheduling              (unplanned opportunities)
             -Service Satisfaction Survey
             -New Load Growth
             -Cost of Gas
             -New Service Installation Time

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   Both Corporate Objectives and Individual Planned Achievements are weighted based upon the relative importance of each objective. Non-officers establish objectives with their supervisor.

   PERFORMANCE LEVELS

   Both Corporate objectives and Individual Planned Achievements will have performance measures set at three levels:

   Threshold (80%)   This is the minimal level of acceptable performance.
                     Failing to achieve this level under the overall plan will result in no award.

   Target (100%)     This is the level of performance which is expected to be
                     achieved under the plan. This is set at both a challenging but achievable level.

   Maximum (120%)    This level is typically a stretch level of performance.
                     If this level is exceeded, credit is given at the 120% level.

   Performance measures for each Corporate Objective and Planned Achievement is pre-defined at the 80%, 100%, and 120% level.

   TARGET AWARD LEVELS

   A participants target award will be based on their base salary times a target award percentage based on their position, level in management, and the degree to which they can directly impact company results. For example, the target award level for a participant with a base salary of $100,000 at a 15% target award percentage is:

                       $100,000 x 15% = $15,000

   DETERMINATION OF AWARD PAYOUTS

   A participants award payout is based upon a combination of Corporate Performance and Individual Performance. First, Corporate Performance must be achieved at the Threshold Level (80%) for any awards to be paid under the plan. Assuming the 80% Corporate level is met, an individual must also meet the 80% Planned Achievement level to receive an award. Assuming that individual threshold is met, an award is determined as shown in the following examples (assume a $15,000 target award level):

   Corporate         Individual     Overall        Target         Final
   Result       x    Result      =  Result    x    Award     =    Payout
   ----------        ----------     --------       --------       ----------
   100%              100%           100%           $15,000        $15,000
    80%              110%            88%           $15,000        $13,200
   120%               90%           108%           $15,000        $16,200
   120%              120%           144%           $15,000        $21,600
    80%               80%            64%           $15,000        $ 9,600

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   TYPE OF PAYOUT AND TAX TREATMENT

   Annual Incentive Plan awards are paid in cash and are taxable as ordinary income in the year received. Tax withholdings will be made for Federal Income Taxes, State Income Taxes, Social Security Taxes, and Medicare Taxes.

   PLAN YEAR

   The Plan will be operated on a fiscal year basis.

   PARTIAL YEARS SERVICE

   A participant who is new to the plan and is in the plan for only part of the year will have the award pro-rated. Any participant leaving the company before the Plan year ends will not receive an award.

   ADMINISTRATION ON THE PLAN

   The Plan is administered by the CEO under the direction of the Compensation Committee and the Board of Directors. Corporate Objectives and Performance Levels will be approved by the Committee as will the approval of final payouts based upon plan results.

   OTHER CONDITIONS

   The Plan shall be administered and executed in a manner that does not compromise the Company's long-term or short-term commitment to high customer satisfaction or system-wide safety.

   DISCLAIMER

   Participation in the plan does not constitute any promise of continued employment or other rights.
















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